                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934


                         WESTPORT RESOURCES CORPORATION
                         ------------------------------
                                (Name of Issuer)


                              CLASS A COMMON STOCK
                         ------------------------------
                         (Title of Class of Securities)


                                    961415106
                                 --------------
                                 (CUSIP Number)


                                December 31, 2000
             ------------------------------------------------------
             (Date of Event Which Require Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed.

[   ]  Rule 13d-1(b) (Qualified Investor)

[   ]  Rule 13d-1(c) (Passive Investor)

[ X ]  Rule 13d-1(d) (Exempt Investor)

**The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





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                                                                   SCHEDULE 13G


1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           ERI INVESTMENTS, INC.

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ]
                                                     (b) [ ]

3.  SEC USE ONLY


4.  CITIZENSHIP OR PLACE OF ORGANIZATION:  Delaware

                    5. SOLE VOTING POWER                -0-
                                                     ----------

NUMBER OF           6. SHARED VOTING POWER           13,911,152*
SHARES                                               ----------
BENEFICIALLY
OWNED BY
EACH                7. SOLE DISPOSITIVE POWER           -0-
REPORTING                                            ----------
PERSON
WITH                8. SHARED DISPOSITIVE POWER      13,911,152*
                                                     ----------

9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           13,911,152
          ------------

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES

           N/A

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           36.2%

12. TYPE OF REPORTING PERSON  (SEE INSTRUCTION)

           CO



* These shares are held directly by ERI Investments, Inc. and may be deemed to be beneficially held by Equitable Resources, Inc., the parent company of ERI Investments, Inc.

1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            EQUITABLE RESOURCES, INC.

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (a) [ ]
                                                      (b) [ ]

3.  SEC USE ONLY


4.  CITIZENSHIP OR PLACE OF ORGANIZATION:  Pennsylvania

                    5.  SOLE VOTING POWER                 -0-
                                                       -----------

NUMBER OF           6.  SHARED VOTING POWER            13,911,152*
SHARES                                                 -----------
BENEFICIALLY
OWNED BY
EACH                7.  SOLE DISPOSITIVE POWER            -0-
REPORTING                                              -----------
PERSON
WITH                8.  SHARED DISPOSITIVE POWER       13,911,152*
                                                       -----------

9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            13,911,152
           ------------

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES

            N/A

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            36.2%

12. TYPE OF REPORTING PERSON  (SEE INSTRUCTION)

            CO



* Equitable Resources, Inc. may be deemed to beneficially own these shares, which are held directly by its wholly-owned subsidiary, ERI Investments, Inc.

                                                                   SCHEDULE 13G

CUSIP No. 961415106

1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          MURRY S. GERBER

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a) [ ]
                                                         (b) [ ]

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION:  USA

                    5.  SOLE VOTING POWER               6,500
                                                     -----------

NUMBER OF           6.  SHARED VOTING POWER          13,911,152*
SHARES                                               -----------
BENEFICIALLY
OWNED BY
EACH                7.  SOLE DISPOSITIVE POWER          6,500
REPORTING                                            -----------
PERSON
WITH                8.  SHARED DISPOSITIVE POWER     13,911,152*
                                                     -----------

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            13,917,652
           ------------

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES

            N/A

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            36.2%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTION)

            IN





* Murry Gerber may be deemed to beneficially own these shares by virtue of his positions as Chairman, President and CEO of Equitable Resources, Inc., the parent company of ERI Investments, Inc., which holds 13,911,152 shares. Note, however, that Murry Gerber disclaims beneficial ownership of the 13,911,152 shares.



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



1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             DAVID L. PORGES


2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) [ ]
                                                          (b) [ ]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION:  USA

                        5.  SOLE VOTING POWER                2,000
                                                          -----------

NUMBER OF               6.  SHARED VOTING POWER           13,911,152*
SHARES                                                    -----------
BENEFICIALLY
OWNED BY
EACH                    7.  SOLE DISPOSITIVE POWER           2,000
REPORTING                                                 -----------
PERSON
WITH                    8.  SHARED DISPOSITIVE POWER      13,911,152*
                                                          -----------

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             13,913,152
            ------------


10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES

             N/A

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             36.2%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTION)

             IN






* David Porges may be deemed to beneficially own these shares by virtue of his positions as Executive Vice President and CFO of Equitable Resources, Inc., the parent company of ERI Investments, Inc., which holds 13,911,152 shares. Note, however, that David Porges disclaims beneficial ownership of the 13,911,152 shares.

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                                  Schedule 13G
                    Under the Securities Exchange Act of 1934

Item 1 (a)   Name of issuer:

             Westport Resources Corporation


Item 1 (b)   Address of issuer's principal executive offices:

             410 Seventeenth Street, Suite 2300
             Denver, Colorado 80202


Item 2 (a)   Name of person filing:

             ERI INVESTMENTS, INC.


Item 2 (b)   Address of principal business office:

             801 West Street, 2nd Floor
             Wilmington, DE 19801


Item 2 (c)   Citizenship:  Delaware


Item 2 (d)   Title of class of securities:   Class A Common Stock


Item 2 (e)   Cusip No.: 961415106


Item 3 If this statement is filed pursuant to 240.13d-1(b) or 13d-2(b) or (c) check this box Not Applicable


Item 4       Ownership


Item 4 (a)   Amount beneficially owned:         13,911,152*
                                                -----------

Item 4 (b)   Percent of class:  36.2%


Item 4 (c)   (i)    sole power to vote:             -0-
                                                -----------
             (ii)   shared power to vote:       13,911,152*
                                                -----------
             (iii)  sole power to dispose:          -0-
                                                -----------
             (iv)   shared power to dispose:    13,911,152*
                                                -----------



* These shares are held directly by ERI Investments, Inc. and may be deemed to be beneficially held by Equitable Resources, Inc., the parent company of ERI Investments, Inc.

Item 5       Ownership of 5 percent or less of a class:   Not Applicable


Item 6       Ownership of more than 5 percent on behalf of another
             person:    Not Applicable


Item 7       Identification and classification of subsidiary:    Not Applicable


Item 8       Identification and classification of members of
             the group:    Not Applicable


Item 9       Notice of dissolution of the group:    Not Applicable


Item 10      Certification:    Not Applicable



         Materials to be Filed as Exhibits
         ---------------------------------

         Exhibit 1 Agreement between the reporting persons with respect to the filing of this Schedule 13G




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                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                                  Schedule 13G
                    Under the Securities Exchange Act of 1934

Item 1 (a)        Name of issuer:

                  Westport Resources Corporation


Item 1 (b)        Address of issuer's principal executive offices:

                  410 Seventeenth Street, Suite 2300
                  Denver, Colorado 80202


Item 2 (a)        Name of person filing:

                  EQUITABLE RESOURCES, INC.


Item 2 (b)        Address of principal business office:

                  One Oxford Centre, 301 Grant Street, Suite 3300
                  Pittsburgh, PA 15219


Item 2 (c)        Citizenship:  Pennsylvania


Item 2 (d)        Title of class of securities:        Class A Common Stock


Item 2 (e)        Cusip No.: 961415106


Item 3 If this statement is filed pursuant to 240.13d-1(b) or 13d-2(b) or (c) check this box Not Applicable


Item 4            Ownership


Item 4 (a)        Amount beneficially owned:         13,911,152*
                                                     -----------


Item 4 (b)        Percent of class:  36.2%


Item 4 (c)         (i)     sole power to vote:           -0-
                                                     -----------
                   (ii)    shared power to vote:     13,911,152*
                                                     -----------
                   (iii)   sole power to dispose:        -0-
                                                     -----------
                   (iv)    shared power to dispose:  13,911,152*
                                                     -----------





* Equitable Resources, Inc. may be deemed to beneficially own these shares, which are held directly by its wholly-owned subsidiary, ERI Investments, Inc.

Item 5    Ownership of 5 percent or less of a class:   Not Applicable


Item 6    Ownership of more than 5 percent on behalf of another
          person:    Not Applicable


Item 7    Identification and classification of subsidiary:
                  See Attached Exhibit 2


Item 8 Identification and classification of members of the group: Not Applicable


Item 9    Notice of dissolution of the group:    Not Applicable


Item 10   Certification:  Not Applicable.



         Materials to be Filed as Exhibits
         ---------------------------------

         Exhibit 1 Agreement between the reporting persons with respect to the filing of this Schedule 13G

         Exhibit 2         Identification and Classification of Subsidiary

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                                  Schedule 13G
                    Under the Securities Exchange Act of 1934

Item 1 (a)        Name of issuer:

                  Westport Resources Corporation


Item 1 (b)        Address of issuer's principal executive offices:

                  410 Seventeenth Street, Suite 2300
                  Denver, Colorado 80202


Item 2 (a)        Name of person filing:

                  MURRY S. GERBER


Item 2 (b)        Address of principal business office:

                  One Oxford Centre, 301 Grant Street, Suite 3300
                  Pittsburgh, PA 15219


Item 2 (c)        Citizenship or Place of Organization:  USA


Item 2 (d)        Title of class of securities: Class A Common Stock


Item 2 (e)        Cusip No.: 961415106


Item 3            If this statement is being filed pursuant to 240.13d-1(b)
                  or 13d-2(b) or (c) Check this box:   Not Applicable.


Item 4            Ownership


Item 4 (a)        Amount beneficially owned:            13,917,652*
                                                        -----------

Item 4 (b)        Percent of class:  36.2%


Item 4 (c)         (i)   sole power to vote:               6,500
                                                        -----------
                   (ii)  shared power to vote:          13,911,152*
                                                        -----------
                   (iii) sole power to dispose:            6,500
                                                        -----------
                   (iv)  shared power to dispose        13,911,152*
                                                        -----------



* Murry Gerber may be deemed to beneficially own these shares by virtue of his positions as Chairman, President and CEO of Equitable Resources, Inc., the parent company of ERI Investments, Inc., which holds 13,911,152 shares. Note, however, that Murry Gerber disclaims beneficial ownership of the 13,911,152 shares.

Item 5    Ownership of 5 percent or less of a class:    Not Applicable


Item 6    Ownership of more than 5 percent on behalf of another
          person:    Not Applicable


Item 7    Identification and classification of subsidiary:    Not Applicable


Item 8    Identification and classification of members of
          the group:    Not Applicable


Item 9    Notice of dissolution of the group:    Not Applicable


Item 10   Certification:    Not Applicable




         Materials to be Filed as Exhibits
         ---------------------------------

         Exhibit 1 Agreement between the reporting persons with respect to the filing of this Schedule 13G

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                                  Schedule 13G
                    Under the Securities Exchange Act of 1934

Item 1 (a)        Name of issuer:

                  Westport Resources Corporation


Item 1 (b)        Address of issuer's principal executive offices:

                  410 Seventeenth Street, Suite 2300
                  Denver, Colorado 80202


Item 2 (a)        Name of person filing:

                  DAVID L. PORGES


Item 2 (b)        Address of principal business office:

                  One Oxford Centre, 301 Grant Street, Suite 3300
                  Pittsburgh, PA 15219


Item 2 (c)        Citizenship or Place of Organization:  USA


Item 2 (d)        Title of class of securities:  Class A Common Stock


Item 2 (e)        Cusip No.: 961415106


Item 3 If this statement is being filed pursuant to 240.13d-1(b) or 13d-2(b) or (c) Check this box Not Applicable.


Item 4            Ownership


Item 4 (a)        Amount beneficially owned:          13,913,152*
                                                      -----------

Item 4 (b)        Percent of class:  36.2%


Item 4 (c)        (i)   sole power to vote:              2,000
                                                      -----------
                  (ii)  shared power to vote:         13,913,152*
                                                      -----------
                  (iii) sole power to dispose:           2,000
                                                      -----------
                  (iv)  shared power to dispose:      13,913,152*
                                                      -----------

* David Porges may be deemed to beneficially own these shares by virtue of his positions as Executive Vice President and CFO of Equitable Resources, Inc., the parent company of ERI Investments, Inc., which holds 13,911,152 shares. Note, however, that David Porges disclaims beneficial ownership of the 13,911,152 shares.

Item 5    Ownership of 5 percent or less of a class:   Not Applicable


Item 6    Ownership of more than 5 percent on behalf of another
          person:    Not Applicable


Item 7    Identification and classification of subsidiary:    Not Applicable


Item 8    Identification and classification of members of
          the group:    Not Applicable


Item 9    Notice of dissolution of the group:    Not Applicable


Item 10   Certification: Not Applicable.



         Materials to be Filed as Exhibits
         ---------------------------------

         Exhibit 1 Agreement between the reporting persons with respect to the filing of this Schedule 13G

                                   SIGNATURE
                                   ---------

     After reasonable inquiry and to the best of their knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.


                                         MURRY S. GERBER

Date:    February 13, 2001
                                         By: /s/ Murry S. Gerber
                                            ----------------------------
                                            Murry S. Gerber


                                         DAVID L. PORGES

Date:    February 13, 2001               By: /s/ David L. Porges
                                            ----------------------------
                                            David L. Porges




                                         ERI INVESTMENTS, INC.

Date:    February 13, 2001               By: /s/ Kenneth J. Kubacki
                                            ----------------------------
                                            Kenneth J. Kubacki
                                            Vice President




                                         EQUITABLE RESOURCES, INC.

Date:    February 13, 2001               By: /s/ Murry S. Gerber
                                            ----------------------------
                                            Murry S. Gerber
                                            Chairman, President and CEO
                                            of Equitable Resources, Inc.





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



EXHIBIT 1 -  AGREEMENT BETWEEN THE REPORTING PERSONS WITH RESPECT TO THE
             FILING OF THIS SCHEDULE 13G
---------------------------------------------------------------------------

We, the undersigned, hereby express our agreement that the attached Schedule 13G is filed on behalf of the undersigned.



                                         MURRY S. GERBER

Date:    February 13, 2001
                                         By: /s/ Murry S. Gerber
                                            ----------------------------
                                            Murry S. Gerber


                                         DAVID L. PORGES

Date:    February 13, 2001               By: /s/ David L. Porges
                                            ----------------------------
                                            David L. Porges




                                         ERI INVESTMENTS, INC.

Date:    February 13, 2001               By: /s/ Kenneth J. Kubacki
                                            ----------------------------
                                            Kenneth J. Kubacki
                                            Vice President




                                         EQUITABLE RESOURCES, INC.

Date:    February 13, 2001               By: /s/ Murry S. Gerber
                                            ----------------------------
                                            Murry S. Gerber
                                            Chairman, President and CEO
                                            of Equitable Resources, Inc.

EXHIBIT 2 -  IDENTIFICATION OF RELEVANT SUBSIDIARY (SEE ITEM 7)
---------------------------------------------------------------


ERI Investments, Inc. is a wholly owned subsidiary of Equitable Resources, Inc.



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